Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 31, 2006, relating to the consolidated financial statements and financial statement schedule of IRIDEX Corporation, which appears in IRIDEX Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ PRICEWATERHOUSECOOPERS LLP
San Jose, California
July 14, 2006